Exhibit 10.3
August 14, 2008
Mr. Robert Rosenkranz
c/o Delphi Capital Management, Inc.
590 Madison Avenue, 30th Floor
New York, NY 10022
Re:    Award Agreement
Dear Bob:
     This letter will serve as notice of a discretionary award (the “Award”) that has been made to you by action of the Compensation Committee (the “Committee”) of the Board of Directors of Delphi Financial Group, Inc. (the “Company”) taken on August 12, 2008, pursuant to Section 5.2(c) of the Company’s Second Amended and Restated Long-Term Performance-Based Incentive Plan, as amended (the “Plan”).
     The Award consists of options to purchase up to 500,000 shares of the Company’s Class B Common Stock (the “Options”) at the exercise price of $29.84 per share. The Options are in all respects subject to the terms and conditions of the Plan, a copy of which is attached hereto as Exhibit A, as supplemented and modified by the terms of this letter. In the event of any conflict between the terms of the Plan and the terms of this letter, the terms of this letter shall prevail.
     The Options shall become exercisable in five equal installments of twenty percent (20%) on each of August 12, 2009, August 12, 2010, August 12, 2011, August 12, 2012 and August 12, 2013. In addition, the Options shall become exercisable in their entirety upon a Change of Ownership, as such term is defined in the Plan, if occurring prior to any of the dates set forth in the preceding sentence upon which the Options would otherwise become exercisable.
     Notwithstanding the foregoing, pursuant to supplemental restrictions imposed by the Committee in connection with such Award pursuant to Section 7.1 of the Plan: (a) if your employment with the Company terminates for any reason prior to August 12, 2013, any of the Options not having become exercisable as of the date of such termination shall expire in their entirety, unless otherwise then determined by the Committee; provided, however, that for purposes of this restriction, service on the Company’s Board of Directors shall be deemed to be equivalent to continued employment with the Company; and (b) if your employment with the Company is terminated by the Company for cause, any Options then outstanding (whether or not then exercisable) will be forfeited in their entirety. For purposes of this restriction, whether an employment termination is for cause shall be determined by the Committee, which determination shall be final and conclusive.
     Options which become exercisable in accordance with the foregoing provisions shall, notwithstanding any termination of your employment (subject, however, to the preceding paragraph), accumulate and be exercisable in whole or in part in any subsequent period through and including August 11, 2018.
     Please confirm your agreement to and acceptance of each of the terms of the Award as described by signing and dating both counterparts of this letter and returning one to me. The other counterpart may be retained for your files.

Very truly yours,

/S/ CHAD W. COULTER

Chad W. Coulter
Senior Vice President, Secretary
and General Counsel
Agreed to and accepted:

/S/ ROBERT ROSENKRANZ	Date: August 14, 2008

Robert Rosenkranz